Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement" or “Amended Employment Agreement”) is made and entered into as of this 17th day of June, 2010, by and between Alaska Pacific Bancshares, Inc. (the "Company"), and its wholly owned subsidiary, Alaska Pacific Bank (the “Bank”), and Craig E. Dahl (the "Employee").

WHEREAS, on January 25, 2000, the Employee, the Company and the Bank entered into an employment agreement (the “Original Employment Agreement”);

WHEREAS, the Employee continues to serve as the President and Chief Executive Officer of the Company and of the Bank;

WHEREAS, the Employee has made and will continue to make a major contribution to the success of the Company and the Bank in the position of President and Chief Executive Officer;

WHEREAS, the board of directors of the Company and the board of directors of the Bank (collectively, the "Board of Directors") continues to recognize that the possibility of a change in control of the Bank or the Company may exist and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management to the detriment of the Company, the Bank and their respective stockholders;

WHEREAS, the Board of Directors continues to believe that it is in the best interests of the Company and the Bank for the Company and the Bank to enter into an employment agreement with the Employee in order to assure continuity of management of the Company and its subsidiaries; and

WHEREAS, the Board of Directors believes that the Original Agreement should be amended and restated, as provided for herein;

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

(a)    The term “Change in Control” means (1) an event of a nature that results in the acquisition of control of the Company or the Bank within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a and 12 C.F.R. Part 574 (or any successor statute or regulation) or requires the filing of a notice with the Federal Deposit Insurance Corporation under 12 U.S.C. Section 1817(j) (or any successor statute or regulation); (2) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing

25% or more of the combined voting power of the Company's or the Bank's outstanding securities; (4) individuals who are members of the board of directors of the Company immediately following the Effective Date or who are members of the board of directors of the Bank immediately following the Effective Date (in each case, the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or the Bank’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, or a transaction at the completion of which the former stockholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of the Company and the Company is the resulting entity of such transaction; provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company or a change in the composition of the Board at the direction of the OTS or the FDIC.

(b)  The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to subsection (b) thereof) that includes the Bank.

(c)  The term "Date of Termination" means the date upon which the Employee experiences a Separation from Service, as specified in a notice of termination pursuant to Section 8 of this Agreement.

(d)  The term "Effective Date" means, with respect to the Original Employment Agreement, January 25, 2000.  The Effective Date with respect to this Amended Employment Agreement is January 25, 2010.

(e)  The term "Involuntary Termination" means the Employee’s Separation from Service (i) at the direction of either the Company or the Bank or both without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than Juneau, Alaska, or within a radius of 35 miles from the location of the Company’s administrative offices as of the date of this Agreement, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee (which shall not include a demotion by the Board of Directors that is taken to comply with TARP or any other regulatory compliance requirement); (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary or a material adverse change in the Employee's perquisites, benefits, contingent benefits or vacation, other than (A) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Company, or (B) as required to comply with TARP or any other regulatory compliance requirement (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the board of directors of the Company (or a board of directors of a successor of the Company) to elect him as President and Chief Executive Officer of the Company (or a successor of the Company) or any action by the board of directors of the Company (or a board of directors of a successor of the Company) removing him from such office, or the failure of the board of directors of the Bank (or any successor of the Bank) to elect him as President and Chief Executive Officer of the Bank (or any successor of the Bank) or any action by such board (or a board of a successor of the Bank) removing him from such office (unless such failure or action is taken to comply with TARP or any other regulatory compliance requirement.  The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

(f)           The term “MHCE” shall mean “most highly compensated employee”, as that phrase is defined under the TARP Requirements.

(g)           The term “Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(h)           The term “SEO” shall mean “senior executive officer”, as that phrase is defined under the TARP Requirements.

(i)           The term “Separation from Service” shall have the same meaning as in Section 409A, taking into account the rules and presumptions provided for in Treasury Regulation Section 1.409A-1(h) or any successor regulation. Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank, the Company and all Consolidated Subsidiaries.

(j)           The term “TARP” shall mean the Troubled Asset Relief Program of the United States Department of the Treasury.

(k)           The term “TARP Period” shall mean the period beginning with the Company’s receipt of any financial assistance under TARP and ending on the last date upon which any obligation arising from such financial assistance remains outstanding (disregarding any warrants to purchase common stock of the Company that may be held by the United States Treasury).

(l)           The term “TARP Recipient” shall mean an entity receiving financial assistance under TARP.

(m)           The term “TARP Requirements” shall mean the regulations and guidance of general applicability issued by the United States Department of the Treasury pursuant to TARP (including but not limited to the interim final rule issued under TARP), as well as any TARP-related restrictions that specifically apply to the Company or the Bank.

(n)  The terms "Termination for Cause" and "Terminated For Cause" mean the Employee’s Separation from Service with either the Company or the Bank, as the case may be, because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, a material violation of the TARP Requirements, or (except as provided below) material breach of any provision of this Agreement.   The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

2.  Term.  The term of the Amended Employment Agreement shall be a period of two years commencing on the Effective Date of the Amended Employment Agreement, subject to earlier termination as provided herein (the “Initial Two-Year Term”).  The term of this Amended Employment Agreement may be extended for an additional two-year term (a “Successor Two-Year Term”), subject to earlier termination as provided herein, provided that no later than 90 days prior to the end of the Initial Two-Year Term, the Board of Directors explicitly reviews and approves the extension.  The term of the Amended Employment Agreement may be further extended for an additional Successor Two-Year Term (or Terms), subject to earlier termination as provided herein, provided that no later than 90 days prior to the end of such Successor Two-Year Term, the Board of Directors explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both the Initial Two-Year Term and any Successor Two-Year Term(s).

3.  Employment.  The Employee shall be employed as the President and Chief Executive Officer of the Company and as the President and Chief Executive Officer of the Bank.  As such, the Employee shall have supervision and control over the daily operations of the Company and the Bank, shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time.  The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position.

4.  Cash Compensation.

(a)  Salary.  The Company and the Bank jointly agree to pay the Employee during the term of this Agreement a base salary (the "Salary") the annualized amount of which shall be not less than the annualized aggregate amount of the Employee's base salary from the Company and any Consolidated Subsidiaries in effect at the Effective Date; provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company and the Bank to the Employee. The current Salary shall be $174,174.  The Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding.  The amount of the Employee's Salary shall be increased (but shall not be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Effective

Date.  The amount of the Salary shall be reviewed by the Board of Directors at least annually during the term of this Agreement.

(b)  Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers.  Bonuses provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under Section 409A).  Notwithstanding the foregoing, during such time as the Company is a TARP Recipient, if the TARP Requirements would preclude the payment of such bonuses to the Employee (on account of his being an SEO, MHCE, or otherwise), then any bonuses payable hereunder shall be reduced or eliminated to the extent necessary to comply with the TARP Requirements.

(c)  Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5.  Benefits

(a)  Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate.   Notwithstanding the foregoing, if during the TARP Period the TARP Requirements would preclude the accrual, payment, provision or grant of any of the items described in this Section 5(a) to the Employee (on account of his being an SEO, an MHCE or otherwise), then the accrual, payment, provision or granting of any such items payable hereunder shall be reduced or prohibited to the extent necessary to comply with the TARP Requirements.

(b)  Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or the Bank's executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services, except as limited or prohibited under TARP while the Company is a TARP Recipient.

           6.  Vacations; Leave.  The Employee shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors for executive officers, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

    7.   Termination of Employment.

(a)           Involuntary Termination.  The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change in Control which occurs during the term of this Agreement, the Company and the Bank jointly shall, in the case of an Involuntary Termination described in Section 1(e)(i) (i.e., at the direction of the Company or the Bank) or, in the case of an Involuntary Termination described in Section 1(e)(ii) (i.e., by action of the Employee), for an 18-month period commencing on the Date of Termination or the remaining term of this Agreement, whichever is longer, (i) pay to the Employee  the Salary at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as the Salary would have been payable to the Employee under Section 4(a) if the Employee had continued to be employed by the Company and the Bank, and (ii) provide to the Employee substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination.  Notwithstanding the foregoing, to the extent the taxable payments under this Section 7(a) would be considered deferred compensation, and the Employee is considered a “specified employee” (as defined in Section 409A), then no deferred compensation shall be paid until the later of (1) the 185th day following the Employee’s Separation from Service, or (2) the 18-month anniversary of the date this agreement is entered into (and any deferred compensation the payment of which is delayed on account of the foregoing shall be paid on such date).  The preceding sentence shall be applied by (x) treating as much of the payment due under this Section 7(a) as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(b)(9)) (“Separation Pay”) as is possible, so that such Separation Pay may be paid without regard to the preceding sentence, and (y) treating the Separation Pay as paid prior to the deferred compensation, to the extent permitted by Section 409A.  Furthermore, and notwithstanding anything herein to the contrary, no amount shall be payable under this Section 7(a) if such payment becomes an obligation of the Company or the Bank while the Company is a TARP Recipient during the TARP Period and the Employee is not permitted to receive those payments under the TARP Requirements (on account of being an SEO, MHCE, or otherwise).    In addition, no payment shall be made under this Section 7(a) that would cause the Bank to be “undercapitalized” for purposes of  Section 38(b) of the Federal Deposit Insurance Act (FDIA”) or any successor provision.  The failure of the Board to renew this Agreement for a Successor Two-Year Term shall not be treated for purposes of this Section 7(a) as an Involuntary Termination.  The Company and the Board shall provide  to the Employee ninety (90) days notice of its intent not to renew this Agreement for a Successor Two- Year Term  Upon non renewal of this Agreement, this Agreement shall terminate at the end of the two-year term and the Company and the Bank shall have no further obligation to the Employee under this Agreement.

(b)           Termination for Cause.    In the event of Termination for Cause, the Company  and the Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.  No payment shall be made under Section 7(a) upon a Termination for Cause.

(c)           Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days' written notice to the Company and the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Company and the Bank shall be obligated jointly to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.    No payment shall be made under Section 7(a) upon a voluntary termination described in this Section 7(c).

(d)           Change in Control.  In the event of Involuntary Termination after a Change in Control which occurs at any time following the Effective Date while the Employee is employed under this Agreement, the Company and the Bank jointly shall (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) provide to the Employee during the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination; provided, however, that no payment shall be made under this Section 7(d) that would cause the Bank to be “undercapitalized” for purposes of Section 38(b) of the FDIA or any successor provision.  Notwithstanding the foregoing, to the extent the taxable payments under this Section 7(d) would be considered deferred compensation, and the Employee is considered a “specified employee” (as defined in Section 409A), then such deferred compensation shall be paid on the later of (1) the 185th day following the Employee’s Separation from Service, or (2) the 18-month anniversary of the date this agreement is entered into (and any deferred compensation the payment of which is delayed on account of the foregoing shall be paid on such date).  Furthermore, and notwithstanding anything herein to the contrary, no amount shall be payable under this Section 7(d) if such payment becomes an obligation of the Company and the Bank while the Company is a TARP Recipient during the TARP Period, and the Employee is not permitted to receive those payments under the TARP Requirements (on account of being an SEO, MHCE, or otherwise).

(e)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company and the Bank jointly shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f)           Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Company or the Bank (the "Disability Plan") or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Company or the Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Company and the Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement.  If the Employee’s disability does not constitute a disability within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, then payments under this Section 7(f) shall not commence until the earlier of the Employee’s death or the sixth month anniversary of the Employee’s Separation from Service, with any delayed payments being made with the first permissible payment.

(g)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (1) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(h)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(i)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(j)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:  (1) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(k)           Reductions of Benefits.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of

Section 280G of the Code.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(l)           Further Reductions.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

8.  Notice of Termination.  In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company and the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination.  In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Company and the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9.  Attorneys’ Fees.  The Company and the Bank jointly shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or the Bank (or a successor) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company's and the Bank’s obligation to pay such fees and expenses is subject to the Employee prevailing in any legal judgment or arbitration, with respect to the matters in dispute in any action initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or the Bank.

10.  No Assignments.

(a)  This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Company and the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the Bank would be required to perform it if no such succession or assignment had taken place.  Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement.  For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)  This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company and Bank at their home offices, to the attention of the Board of Directors with a copy to the Secretary of the Company and the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or the Bank.

12.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13.   Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

14.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.  Governing Law. This Agreement shall be governed by the laws of the State of Alaska.

16.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  The OTS may appear at any arbitration hearing but the decision is not binding on the OTS.

17.  Deferral of Non-Deductible Compensation. In the event that the Employee’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Code) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 8% per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, as required by Section 409A.

18.   Obligations With Respect to Payments By Employers.  The Company shall reimburse the Bank promptly for its pro rata portion of the expenses attributable to compensation paid to the Employee, based on the services he provides to the Company. The amount of such reimbursement shall be equal to Employee’s compensation paid by the Bank pursuant to this Agreement multiplied by the fraction, the numerator of which shall be the number of days such person devoted to the activities of the Company and the denominator of which shall be three hundred and sixty-five (365) days.  Each of the Bank and the Company will act independently and no action by one will increase the financial obligation of the other.  Therefore, any involuntary termination of Employee by the Company will not result in a payment by the Bank absent other action by the Bank.

19.           Global TARP Limitation.   Notwithstanding anything herein to the contrary: during the TARP Period all amounts payable hereunder shall be subject to and limited by the TARP Requirements as in effect from time to time (regardless of whether the terms hereof specifically refer to TARP or the TARP Requirements).  The Employee hereby voluntarily waives any claim against the Company or the Bank for any changes to his compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the TARP Requirements (regardless of whether the compensation, benefit or other amount is payable under this Agreement).  This waiver includes all claims the Employee may have under the laws of the United States or any state related to the requirements imposed by the TARP Requirements, including, without limitation, a claim for any compensation or other payments Employee would otherwise receive.

20.           Knowing and Voluntary Agreement.  Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so.  Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	ALASKA PACIFIC BANCSHARES, INC.

/s/Gillian R. Hays	/s/William A. Corbus
Gillian R. Hays, Secretary	By: William A. Corbus
Its: Chairman of the Board of Directors

Attest:	ALASKA PACIFIC BANK

/s/Gillian R. Hays	/s/William A. Corbus
Gillian R. Hays, Secretary	By: William A. Corbus
Its: Chairman of the Board of Directors

EMPLOYEE

/s/Craig E. Dahl
Craig E. Dahl

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